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                                                                 EXHIBIT 11.01

                    OAK TECHNOLOGY, INC. AND SUBSIDIARIES
        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

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
                                                             Three Months Ended
                                                                September 30,
                                                           ---------------------
                                                             1997        1996
                                                           --------   ----------
Statement of operations data:
    Net income (loss). . . . . . . . . . . . . . . . . .   $  6,193   $  (1,653)
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Weighted average number of common and
    dilutive common equivalent shares used
    in computations:
       Common stock. . . . . . . . . . . . . . . . . . .     41,321      40,297
       Stock options and other common stock equivalents.      1,248           -
                                                           --------   ----------
Shares used in computing net income (loss) per share . .     42,569      40,297
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                                                           --------   ----------
Net income (loss) per share (1). . . . . . . . . . . . .   $   0.15   $   (0.04)
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(1) The difference between the primary and fully diluted shares used in computing net income (loss) per share is not material.